THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

Void after

November [17], 2011

WARRANT TO PURCHASE SHARES

This Warrant is issued to Ronald M. Popeil by Ronco Corporation, a Delaware corporation (the "Company"), pursuant to the terms of that certain Letter Agreement dated October 18, 2006 among the Company, Ronco Marketing Corporation, Ronald M. Popeil, RMP Family Trust, Ronco Inventions, LLC, Popeil Inventions, Inc. and RP Productions, Inc. (the "Letter Agreement").

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Letter Agreement, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to 200,000 shares of the Company's common stock, $0.00001 par value per share (the "Shares").

2. Definitions.

(a) Exercise Price. The exercise price for the Shares shall be $0.85 per share (such price, as adjusted from time to time, is herein referred to as the "Exercise Price").

(b) Exercise Period. This Warrant shall be exercisable, in whole or in part, until the expiration of this Warrant pursuant to Section 11 hereof.

(c) Change of Control. The term "Change of Control" shall mean (i) any consolidation or merger involving the Company pursuant to which the Company's stockholders own less than fifty percent (50%) of the voting securities of the surviving entity or (ii) the sale of all or substantially all of the assets of the Company.

3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1 above, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a notice of exercise to the Secretary of the Company at its principal offices; and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

4. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of the exercise notice.

5. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine its Shares, or issue additional shares of its Shares as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 5(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 5(a) above), then the Company shall make appropriate provision so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

6. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

7. Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

(a) This Warrant and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act"). Upon exercise of this Warrant, the Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

(b) The Holder understands that the Warrant and the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration. The Holder further understands that the Shares have not been qualified under the California Securities Law of 1968 (the "California Law") by reason of their issuance in a transaction exempt from the qualification requirements of the California Law pursuant to Section 25102(f) thereof, which exemption depends upon, among other things, the bona fide nature of the Holder's investment intent expressed above.

(c) The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

(d) The Holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.

(e) The Holder is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Act.

8. Restrictive Legend.

The Shares (unless registered under the Act) shall be stamped or imprinted with legends in substantially the following form:

> (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "**ACT**"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
>
> (b) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN A WARRANT PURSUANT TO WHICH THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

9. Warrants Transferable. Subject to compliance with the terms and conditions of this Section 9, this Warrant and all rights hereunder are transferable without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder's counsel reasonably acceptable to the Company, or other evidence, if requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, if so requested, the Company, as promptly as practicable, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 9 that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Each certificate representing this Warrant or the Shares transferred in accordance with this Section 9 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid

opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Notwithstanding the foregoing, the Warrant and/or the Shares may not be transferred during the period between the Company's filing of a registration statement under the Act to register the Shares and the effectiveness of such registration statement.

10. Rights of Stockholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

11. Expiration of Warrant; Notice of Certain Events Terminating This Warrant.

(a) This Warrant shall expire and shall no longer be exercisable upon the earlier to occur of:

(i) 5:00 p.m., California local time, on November [17], 2011; or

(ii) Any Change of Control.

(b) The Company shall provide at least ten (10) days prior written notice of a Change of Control.

12. Market Stand-Off Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, the holder of this Warrant and/or the Shares shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Act. The obligations described in this Section 12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the legend set forth in Section 8(b) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. The holder of this Warrant and/or the Shares agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 12.

13. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified mail, return receipt requested, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Holder, to Ronald M. Popeil, 1672 Waynecrest Drive, Beverly Hills, California 90210, and (ii) if to the Company, at the address of its principal corporate offices (attention: President) or at such other address as a party may designate by ten days advance written notice to the other party pursuant to the provisions above.

14. Governing Law. This Warrant and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

15. Rights and Obligations Survive Exercise of Warrant. Unless otherwise provided herein, the rights and obligations of the Company, of the holder of this Warrant and of the holder of the Shares issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

Issued this 17 th day of November, 2006

RONCO CORPORATION

By: ____________________

Name: PAUL KABASHIMA

Title: PRESIDENT

ACKNOWLEDGED AND AGREED TO BY:

____

RONALD M. POPEIL

WPB1\CORPSEC\221017.3
36212/0001